Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Rob Fink, 212/896-1206

KCSA Strategic Communications

newport@kcsa.com

NEWPORT CORPORATION REPORTS

NON-CASH GOODWILL AND INTANGIBLE ASSET IMPAIRMENT CHARGE FOR Q4 2012

- Company reaffirms fourth quarter financial guidance -

- Company to report fourth quarter and full year 2012 earnings on February 20, 2013 -

Irvine, California — February 5, 2013 — Newport Corporation (NASDAQ: NEWP) announced today that the Company expects to record a non-cash, non-tax-deductible impairment charge in the range of $130 million to $140 million in the fourth quarter of 2012 related to its acquisition of Ophir Optronics Ltd. (Ophir).  This non-cash accounting charge will not impact the Company’s liquidity, cash flows from operations, compliance with its debt covenants or any future operations.

As a result of the annual impairment test of the goodwill and other intangible assets of each of its reporting units required under generally accepted accounting principles (GAAP), Newport determined that a write down of the goodwill, intangible and other assets relating to Ophir was required.  The U.S. and international defense markets experienced a significant slowdown in 2012, and consequently, Ophir’s sales of products to these markets were lower than Newport had originally anticipated.  Due primarily to the reduced amount of capitalized intangible assets following the charge, the Company expects its amortization expense in 2013 to be approximately $7 million lower than the 2012 level.

Commenting on Ophir, Robert Phillippy, Newport’s President and Chief Executive Officer said, “We remain confident in the strategic value and growth opportunities that Ophir brings to Newport.  Despite the severe disruption in the global defense industry, Ophir had sales in 2012 of over $100 million and generated approximately $9 million of operating income and $18 million of cash from operations.  Although these amounts are lower than we expected when we acquired Ophir, we believe the business is well-positioned to deliver strong growth and profitability when global macro-economic conditions stabilize, particularly as we continue to benefit from the synergies of combining its businesses with Newport’s other operating units.”

The Company also re-affirmed that it expects its sales, non-GAAP operating income and non-GAAP net income for the fourth quarter of 2012 to be similar to the results the company recorded in the third quarter of 2012, consistent with the guidance it provided in its press release on October 31, 2012.

INVESTOR PRESENTATION

Newport’s President and Chief Executive Officer, Robert Phillippy, and Senior Vice President and Chief Financial Officer, Charles Cargile, will discuss the impairment charge during their presentation at the 2013 Stifel Nicolaus Technology Conference at 12:10 pm EST (9:10 am PST) on Wednesday, February 6, 2013 at the Ritz-Carlton Hotel in San Francisco.  The presentation can be heard through a live audio webcast that can be accessed at http://bit.ly/WQDGpo and on the Newport investor relations website at www.newport.com/investors.  The materials presented at the conference will also be available on these sites during the webcast.  A replay of the presentation will be available for 90 days following the live presentation at these sites.

FOURTH QUARTER 2012 CONFERENCE CALL

Newport plans to announce its 2012 fourth quarter and full year results after the U.S. market close on Wednesday, February 20, 2013, at which time Newport’s senior management will host an investor conference call to review the company’s financial results and business outlook.  Further information regarding this conference call will be provided prior to the call.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, defense/security, microelectronics, life and health sciences and industrial manufacturing markets.  Newport’s innovative solutions leverage its expertise in advanced technologies, including lasers, photonics equipment and optical components and sub-systems, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications.  Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

To download Newport’s investor relations app, which offers access to its SEC filings, press releases, videos, audiocasts and more, please visit Apple’s App Store for the iPhone and iPad or Google Play for Android mobile devices.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation statements regarding the expected amount of the impairment charge and its impact on Newport’s business and financial performance, the anticipated amount of amortization expense in 2013, its expectation of strategic value, growth opportunities and financial operating synergies from the Ophir acquisition in the future, its expectation of stronger financial results from Ophir in future periods, and Newport’s expected financial results for the fourth quarter of 2012.  Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  Assumptions relating to the foregoing involve judgments and risks with respect to, among other things, Newport’s ability to achieve expected benefits from the integration of Ophir Optronics and its other cost savings initiatives; the strength of business conditions in the industries Newport serves, particularly the semiconductor and defense/security industries; Newport’s ability to successfully penetrate and increase sales to its targeted end markets; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport.  Certain of these judgments and risks are discussed in more detail in Newport’s periodic reports filed with the Securities and Exchange Commission.  Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized.  In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved.  Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.